                                                                    Exhibit 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-8 herein of our report dated April 8, 2004, related to the balance sheets of Kesrich (Hong Kong) Limited, an indirectly owned subsidiary of the BBMF Corporation, as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the period from April 6, 2001 (date of inception for Kesrich (Hong Kong) Limited to December 31, 2003, which report appears in the Current Report on Form 8-K/A, as filed with the Commission on June 15, 2004 of BBMF Corporation.


/s/ BDO McCabe Lo & Company
-----------------------------
BDO McCABE LO & Company
Hong Kong, September 16, 2004